                                                        EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


                                     AMONG


                             CLEVELAND-CLIFFS INC,


                       CLIFFS MINNESOTA MINERALS COMPANY,


                                      AND


                          CYPRUS AMAX MINERALS COMPANY





                            DATED SEPTEMBER 30, 1994

                            STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              1

2.       Purchase and Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              9
         (a)     Basic Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              9
         (b)     Closing Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              9
         (c)     Adjustment of Closing Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .              9
         (d)     Contingent Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             10
         (e)     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             12
         (f)     Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             12

3.       Representations and Warranties Concerning the Transaction  . . . . . . . . . . . . . . . . . .             13
         (a)     Representations and Warranties of the Seller . . . . . . . . . . . . . . . . . . . . .             13
         (b)     Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . .             15

4.       Representations and Warranties Concerning the Companies  . . . . . . . . . . . . . . . . . . .             17
         (a)     Organization, Qualification, and Corporate Power . . . . . . . . . . . . . . . . . . .             17
         (b)     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             18
         (c)     Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19
         (d)     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19
         (e)     Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             19
         (f)     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             20
         (g)     Subsequent Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             20
         (h)     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             23
         (i)     Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             23
         (j)     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             23
         (k)     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             24
         (l)     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             24
         (m)     Tangible Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             26
         (n)     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27
         (o)     Notes and Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27
         (p)     Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27
         (q)     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             27
         (r)     Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             28
         (s)     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             28
         (t)     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             29
         (u)     Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             34
         (v)     Environmental Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             34
         (w)     Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             35
         (x)     MSHA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             35
         (y)     Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             35

                                                                i

5.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
         (a)     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
         (b)     Litigation Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          36
         (c)     Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (d)     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          37
         (e)     Administrative Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          38
         (f)     Code Section 338(h)(10) Election and Allocation of Purchase Price  . . . . . . . . . .          38
         (g)     Minnesota Occupation Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (h)     Minnesota Taconite Production Tax  . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (i)     Other Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          39
         (j)     Companies to Change Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         (k)     Reissuance of Permits and Licenses . . . . . . . . . . . . . . . . . . . . . . . . . .          42
         (l)     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          43
         (m)     Operation of Business of Companies After Closing; Employees  . . . . . . . . . . . . .          57
         (n)     Workers Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59

6.       Conditions of Obligation to Close  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          59
         (a)     Conditions of Obligation of the Buyers . . . . . . . . . . . . . . . . . . . . . . . .          59
         (b)     Conditions to Obligation of the Seller . . . . . . . . . . . . . . . . . . . . . . . .          62

7.       Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .          63
         (a)     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .          63
         (b)     Indemnification Provisions for Benefit of the Buyers . . . . . . . . . . . . . . . . .          64
         (c)     Indemnification Provisions for Benefit of the Seller . . . . . . . . . . . . . . . . .          65
         (d)     Matters Involving Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . .          66
         (e)     Determination of Adverse Consequences  . . . . . . . . . . . . . . . . . . . . . . . .          68
         (f)     Other Indemnification Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . .          68

8.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          69
         (a)     Press Releases and Public Announcements  . . . . . . . . . . . . . . . . . . . . . . .          69
         (b)     No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          69
         (c)     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          69
         (d)     Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          69
         (e)     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
         (f)     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
         (g)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
         (h)     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71
         (i)     Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71
         (j)     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          71
         (k)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          72
         (l)     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          72
         (m)     Incorporation of Exhibits, Annexes, and Schedules  . . . . . . . . . . . . . . . . . .          72

9.       Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          73


Exhibit A     --   Financial Statements of Mining

Exhibit B     --   Financial Statements of Power

Exhibit C     --   Calculations of Net Monetary Working Capital

Exhibit D     --   Form of Opinion of Counsel to the Seller

Exhibit E     --   Form of Opinion of Counsel to the Buyers

Exhibit F     --   [Reserved]

Exhibit G     --   [Reserved]

Exhibit H     --   Adjustment Chart for Mix of Acid Pellet/Flux Pellet
                   Production

Exhibit I     --   Form 8023A

Annex I       --   Exceptions to the Seller's Representations and Warranties
                   Concerning the Transaction

Annex II      --   Exceptions to the Buyers' Representations and Warranties
                   Concerning the Transaction

Disclosure    --   Exceptions to and Disclosure Related to the Buyers'
Schedule           Representations and Warranties Concerning the Companies

Schedule      --   Environmental and Other Governmental Permits Issued in the
5(k)               Name "Cyprus"

                          INDEX TO DISCLOSURE SCHEDULE


Section 4(a)         [ ]  Directors and Officers of the Companies

Section 4(c)         [ ]  Notices, Filings and Consents Contravention

Section 4(e)         [ ]  Exceptions to Title to Assets Representation

Section 4(f)         [ ]  Certain Significant Differences Between Seller's
                          Standard Accounting Practices and GAAP

Section 4(g)         [ ]  Exceptions to Subsequent Events Representations

Section 4(i)         [ ]  Exceptions to Legal Compliance

Section 4(k)         [ ]  List of Real Property in which the Companies have an
                          Ownership or Leasehold Interest. Encumbrances and Dispositions of Real Property since 1989

Section 4(l)(iii)    [ ]  Material Items of Intellectual Property

Section 4(n)         [ ]  Exceptions to Representations as to Material
                          Contracts

Section 4(o)         [ ]  Exceptions to Representations as to Accounts
                          Receivable and Notes

Section 4(q)         [ ]  Material Litigation

Section 4(s)         [ ]  Names, Social Security Numbers and Outstanding
                          Workers Compensation Claims of the Companies'
                          Employees

Section 4(t)         [ ]  List of Employee Benefit Plans.  Exceptions to
                          Employee Benefit Plan Representations

Section 4(v)         [ ]  Exceptions to Permits and Licenses Representations.
                          List of Permits and Licenses

Section 4(x)         [ ]  Exceptions to MSHA Representations

                            STOCK PURCHASE AGREEMENT


         Agreement dated September 30, 1994 by and between CLEVELAND-CLIFFS INC and CLIFFS MINNESOTA MINERALS COMPANY, Ohio and Minnesota corporations, respectively (the "Buyers"), and CYPRUS AMAX MINERALS COMPANY, a Delaware corporation (the "Seller"). The Buyers and the Seller are referred to collectively herein as the "Parties."
         The Seller owns all of the issued and outstanding capital stock of Cyprus Northshore Mining Corporation, a Delaware corporation (hereinafter "Mining") which in turn owns all of the issued and outstanding capital stock of Cyprus Silver Bay Power Corporation, a Delaware corporation (hereinafter "Power").
         This Agreement contemplates a transaction in which Buyers will purchase from Seller, and Seller will sell to Buyers, all of the outstanding capital stock of Mining in return for cash and deferred contingent cash payments and all of the issued and outstanding stock of Power will continue to be owned by Mining.
         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
         1.      DEFINITIONS.
         "Active Employees" means all persons who were employed by either of the Companies immediately preceding the Closing Date, including those on vacation, leave of absence or disability (whether short-term or long-term disability or worker's compensation) and those subject to or on lay-off.
         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.
         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
         "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state or local law.
         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
         "Buyers" has the meaning set forth in the preface above.
         "Capacity" means four million Tons of dry Pellets [*].
         "CERCLA Hazardous Substances" has the meaning set forth in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended.
         "Closing" has the meaning set forth in Section 2(e) below.
         "Closing Date" has the meaning set forth in Section 2(e) below.
         "Code" means the Internal Revenue Code of 1986, as amended. "Companies" means Mining and Power.
         [*] mean iron ore which has been beneficiated but not agglomerated and which is (1) shipped and sold as a final product [*] or (2) shipped to a pellet plant [*] for processing into Pellets for Buyers' account.
         "Confidential Information" means any information concerning the businesses and affairs of the Companies that is not already generally available to the public.



[*CONFIDENTIAL TREATMENT REQUESTED BY CLEVELAND-CLIFFS INC]

         "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563. For purposes of Employee Benefit Plans, "Controlled Group of Corporations" means, with respect to the Companies, (a) any corporation that is a member of a controlled group of corporations, as determined under Section 414(b) of the Code, which includes such Company; (b) any member of an affiliated service group, as determined under Section 414(m) of the Code, of which such Company is a member; (c) any trade or business (whether or not incorporated) that is under common control with such Companies, as determined under Section 414(c) of the Code; and (d) any other organization or entity which is required to be aggregated with the Companies under Section 414(o) of the Code and regulations issued thereunder.
         [*]
         "Disclosure Schedule" has the meaning set forth in Section 4 below. [*] means a production facility owned in whole or in part, directly or indirectly or through one or more Affiliates, by either of the Buyers or either of the Companies and located on the property of the Companies, [*].
         [*] means any one or more modules/furnaces of production [*].
         [*] means a production facility owned in whole or in part, directly or indirectly or through one or more Affiliates, by either of the Buyers or either of the Companies and located off the property of the Companies, [*] entirely or in any part from iron ore concentrates supplied by Mining.
         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c)



[*CONFIDENTIAL TREATMENT REQUESTED BY CLEVELAND-CLIFFS INC] qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).
         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(l).
         "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).
         "Financial Statement" has the meaning set forth in Section 4(g) below. "GAAP" means United States generally accepted accounting principles as in effect from time to time.
         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
         "Indemnified Party" has the meaning set forth in Section 7(d) below.

         "Indemnifying Party" has the meaning set forth in Section 7(d) below. "Intellectual Property" means (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).
         "Interest Rate" means the annual rate of interest quoted from time to time by Chemical Bank in New York City as its prime rate of interest for the purpose of determining the interest rates charged by it for United States dollar commercial loans in the United States.
         "Knowledge" means actual knowledge after reasonable inquiry and, when used with respect to Seller's representations and warranties in Section 4 hereof, means actual knowledge after reasonable inquiry, and includes actual knowledge of officers of the Seller and the Companies.

         "Liability" means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.
         "Material Adverse Effect" means a material adverse effect, or any condition, situation or set of circumstances that could reasonably be expected to have a material adverse effect on the business or the assets or the financial condition or operations of the Companies taken as a whole and "material", except where used with reference to the Buyers or Seller, means material to the Companies taken as a whole except that matters involving liabilities for money owed or for corrective expenditures which individually exceed $250,000 shall be considered material. The inclusion of any item of information in the Disclosure Schedule to this Agreement (or in any document delivered coincidentally with the execution if this Agreement) shall not in and of itself be deemed to be an acknowledgement by any party that such information is material or has a Material Adverse Effect or has occurred outside the Ordinary Course of Business.
         "Mesabi Trust" means the entity which is the lessor/sublessor of Mining's principal iron ore mineral reserves.
         "Modified GAAP" means the Seller's standard accounting practices which comply with GAAP at the corporate level but differ materially from GAAP at the subsidiary level in the following respects: lack of required financial statement footnotes, the format of financial statement schedules and the items set forth in Section 4(f) to the Disclosure Schedule.
         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.
         "Most Recent Financial Statements" has the meaning set forth in
Section 4(f) below.
         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(f) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(f) below.
         "MSHA" has the meaning set forth in Section 4(x) hereof. "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37). "Net Monetary Working Capital" means the current assets, excluding cash of the Companies minus their current liabilities, excluding accrued liabilities for taxes which are to be paid by Seller pursuant to Sections 5(g),
(h) or (i), calculated in a manner consistent with Exhibit C hereto.
         "Ordinary Course of Business" means the ordinary course of business consistent with past practice, including with respect to quantity and frequency.
         "Parties" has the meaning set forth in the preface above.
         "PBGC" means the Pension Benefit Guaranty Corporation.
         "Pellets" means iron ore which has been beneficiated, agglomerated and fused at high temperatures, including sinter feed and pellet chips.
         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity, or any department, agency, or political subdivision thereof.
         "Product" means iron ore, aggregate, concentrates and power which has been mined and processed or produced by the Companies.
         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.
         "Purchase Price" has the meaning set forth in Section 2(b) below. "Reportable Event" has the meaning set forth in ERISA Sec. 4043. "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.
         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, material men's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
         "Seller" has the meaning set forth in the preface above.
         "Share" means any share of the Common Stock issued and outstanding of Mining.
         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the voting stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
         "Third Party Claim" has the meaning set forth in Section 7(d) below.

         "Ton" means 2,240 pounds avoirdupois.
         2.      PURCHASE AND SALE OF SHARES.
                 (a) BASIC TRANSACTION. Subject to the terms and conditions of this Agreement, Buyers agree to purchase from Seller, and Seller agrees to sell to Buyers, all of the Shares for the consideration specified below in this Section 2 (the "Purchase Price").
                 (b) CLOSING PURCHASE PRICE. Buyers agree to pay to Seller at the Closing (the "Closing Purchase Price") U.S. Sixty-Six Million Dollars ($66,000,000) in cash plus an amount in cash equal to the estimated Net Monetary Working Capital of the Companies as of the Closing Date based upon the Most Recent Fiscal Month End balance sheets of the Companies. The Closing Purchase Price shall be payable at Closing by wire transfer or other delivery of immediately available funds.
                 (c) ADJUSTMENT OF CLOSING PURCHASE PRICE. On or prior to the forty-fifth (45th) day following the Closing, Seller shall provide to Buyers balance sheets of the Companies as of the Closing Date and a calculation of the Net Monetary Working Capital of the Companies as of the Closing Date. In the event that the amount of Net Monetary Working Capital as of the Closing Date (x) exceeds the amount of the estimated Net Monetary Working Capital of the Companies paid to Seller at the Closing, Buyers shall pay to Seller by wire transfer the amount of such excess plus interest at the Interest Rate in effect on the last business day preceding the date of such wire transfer or (y) is less than the amount of the estimated Net Monetary Working Capital of the Companies paid to Seller at the Closing, Seller shall pay Buyers by wire transfer the amount of such difference plus interest at the Interest Rate in effect on the last business day preceding the date of such wire transfer. The wire transfer from Buyer to Seller or from Seller to

         Buyer, as the case may be, required by the provisions of this Section 2(c) shall be made on or prior to the tenth (10th) day following receipt by Buyer of the Closing Date balance sheets of the Companies. In the event that Buyers dispute Seller's calculation of the Net Monetary Working Capital of the Companies as of the Closing Date, Buyers shall, within thirty (30) days of receipt of Seller's calculation, deliver to Seller a schedule describing in reasonable detail their objections to such calculations. Seller and Buyers shall thereafter cooperate and diligently and in good faith attempt to resolve any differences. Any differences which cannot be resolved within sixty days shall be submitted for final determination by a national firm of independent certified public accountants mutually acceptable to Seller and Buyers.
                 (d) CONTINGENT PURCHASE PRICE. After the Closing, Buyers agree to make, or cause Mining to make, the following contingent cash payments to Seller:
                          (1) [*] in cash per [*] and [*] per [*] up to [*] produced by Mining in each calendar year commencing [*] until a total of [*] has been paid to Seller or until [*] whichever first occurs. [*] Each payment required to be made to Seller pursuant to this paragraph (d)(1.) shall be made by wire transfer on or prior to [*] succeeding the end of the calendar year to which such payment pertains. Each such payment shall be preceded by a delivery to Seller of a certificate of Buyers'



[*CONFIDENTIAL TREATMENT REQUESTED BY CLEVELAND-CLIFFS INC]

                 Chief Financial Officer certifying the measurement of (i) [*] and (ii) [*], upon which such payment is based. During the period in which contingent payments may be payable hereunder, Seller shall be entitled from time to time, upon reasonable advance notice and during normal business hours, to inspect all [*] similar documents, records and instruments at Mining (or at such other locations as such records may be maintained) for the purpose of determining the accuracy of Buyers' and Mining's measurement [*]. Buyers shall afford Seller such access.
                          (2) Buyers shall pay to Seller, not to exceed in the aggregate the sum of [*] any combination of the following:
                 [*] and [*] and, [*]


[*CONFIDENTIAL TREATMENT REQUESTED BY CLEVELAND-CLIFFS INC]

                          (3) For purposes of paragraph (d)(2) above, the term [*] and the term [*].
                          (4) Any payment required to be made by Buyers or the Companies pursuant to paragraph (d)(2) above shall be made in cash by wire transfer not later than [*], as the case may be. Seller shall be entitled from time to time (x) to inquire of Buyers as to the status of [*] as the case may be, which would require payment by Buyers under paragraph (d)(2) above and (y) upon reasonable notice and during normal business hours, to inspect the facilities, properties and premises referred to in paragraph (d)(2) above to ascertain whether [*]. Buyers shall promptly respond to any such inquiries and afford such access.
                 (e) THE CLOSING. The closing of the transactions contemplated by this Agreement shall occur at a closing (the "Closing") to take place at the offices of Seller's counsel in Minneapolis, Minnesota commencing at 9:00 a.m. local time on September 30, 1994 or such other date as Buyers and Seller may mutually determine.
                 (f) DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyers the various certificates, instruments, and documents referred to in Section 6(a) below, (ii)



[*CONFIDENTIAL TREATMENT REQUESTED BY CLEVELAND-CLIFFS INC]

         Buyers will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below, (iii) Seller will deliver to Buyers stock certificates representing all of its Shares of Mining, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyers will deliver to Seller the amount of the Closing Purchase Price as specified in Section 2(b) above.
         3.      REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.
                 (a) Representations and Warranties of Seller. Seller represents and warrants to Buyers that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Annex I attached hereto.
                          (i) ORGANIZATION OF SELLER. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
                          (ii) AUTHORIZATION OF TRANSACTION. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. Except as set forth in Annex I hereto, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                          (iii) NONCONTRAVENTION. Except as set forth in Annex I hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, governmental agency, or court to which Seller is subject, or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.
                          (iv) BROKERS' FEES. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Buyers could become liable or obligated.
                          (v) SHARES. Seller holds of record and owns beneficially 100 Shares, constituting all of the issued and outstanding equity securities of Mining, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Companies (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Companies.
                 (b) REPRESENTATIONS AND WARRANTIES OF BUYERS. Buyers jointly and severally represent and warrant to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
         Section 3(b)), except as set forth in Annex II attached hereto.
                          (i) ORGANIZATION OF THE BUYERS. Each of Buyers is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.
                          (ii) AUTHORIZATION OF TRANSACTION. Each of Buyers has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Buyers, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. Except as set out in Annex II hereto, neither of Buyers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.
                          (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

                 (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, governmental agency, or court to which either of Buyers is subject, or any provision of either of Buyers' charters or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which either of Buyers is a party or by which either of Buyers is bound or to which any of the assets of either of Buyers is subject.
                          (iv) BROKERS' FEES. Neither of Buyers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
                          (v)     INVESTMENT.  Each of Buyers has such
                 knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Each of the Buyers confirms that Seller and the Companies have made available to the Buyers the opportunity to ask questions of the officers and management employees of the Companies and to acquire additional information about the businesses and financial condition of the Companies. Each of the Buyers is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Each of the Buyers agrees the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.
         4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES. Seller represents and warrants to Buyers that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyers on the date hereof and initialed by the Parties (the "Disclosure Schedule "). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.
                 (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Companies has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business as currently conducted by it and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Companies. The Seller has delivered to the Buyers correct and complete copies of the charter and bylaws of each of the Companies (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the

         Companies are correct and complete in all material respects. Neither of the Companies is in material violation of its charter or bylaws. Power is a "Qualifying Facility" as defined in 18 CFR Sec. 292.101(b)(1) because Power constitutes a "Cogeneration Facility" as defined in 18 CFR Sec. 292.203(b). Power meets all applicable operating and efficiency standards for cogeneration facilities specified in 18 CFR Sec. 292.205(a). Seller has, as the owner of Power, provided to the Federal Energy Regulatory Commission the information set forth in 18 CFR Sec. 292.207(b)(2)(i) through (iv) and has obtained Federal Energy Regulatory Commission certification that Power is a Qualifying Facility which order is found at 51 FERC
         62,035, issued April 13, 1990. Seller has received no notice of any action seeking a revocation of the qualifying status of Power.
                 (b) CAPITALIZATION. The authorized capital stock of Mining consists of 1,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding and no shares are held in treasury. The authorized capital stock of Power consists of 1,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding shares of capital stock of each of the Companies have been duly authorized, are validly issued, fully paid, and non assessable. All of the issued and outstanding shares of capital stock of Power are held of record by Mining. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either of the Companies to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of the Companies. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of either of the Companies.
                 (c) NONCONTRAVENTION. Except as set forth in Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, governmental agency, or court to which either of the Companies is subject, or any provision of the charter or bylaws of either of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which either of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 4(c) of the Disclosure Schedule, neither of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
                 (d) BROKERS' FEES. Neither of the Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
                 (e) TITLE TO ASSETS. The Companies have good title to, or a valid leasehold or license interest in, the properties and assets used by them in the conduct of their business as currently conducted, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except as set forth on Section 4(e) of the Disclosure Schedule.
                 (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit A and Exhibit B are the following financial statements respectively for each of Mining and Power (collectively the "Financial Statements"):
         (i) consolidated and consolidating balance sheets and statements of income and cash flow as of and for the fiscal year ended December 31, 1993 (the "Most Recent Fiscal Year End") for the Companies; and (ii) consolidated and consolidating balance sheets and statements of income and cash flow (the "Most Recent Financial Statements") as of and for the eight months ended August 31, 1994 (the "Most Recent Fiscal Month End") for the Companies. The Financial Statements have been prepared in accordance with Modified GAAP consistently applied, present fairly in all material respects the financial condition of each of the Companies as of such date and the results of their operations for such period, and are consistent with the books and records of the Companies (which books and records are correct and complete in all material respects):
                 (g) SUBSEQUENT EVENTS. Since January 1, 1994 (or such earlier date as may be specified below) there has not been any change that has had a Material Adverse Effect on the Companies. Without limiting the generality of the foregoing, since that date, except as disclosed in Section 4(g) to the Disclosure Schedule:
                          (i) neither of the Companies has sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;
                          (ii)    since January 1, 1990 neither of the
                 Companies has entered into any agreement, contract, lease, or license which is currently in effect (or series of related agreements, contracts, leases, and licenses which are currently in effect) outside the Ordinary Course of Business;
                          (iii) no party (including the Companies) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related material agreements, contracts, leases, and licenses) to which either of the Companies is a party or by which either of them is bound;
                          (iv)    since January 1, 1990 neither of the
                 Companies has imposed any material Security Interest upon any of its assets, tangible or intangible;
                          (v) neither of the Companies has made any capital expenditure (or series of related capital expenditures) in excess of $250,000 outside the Ordinary Course of Business;
                          (vi) neither of the Companies has made any material capital investment in, any material loan to, or any material acquisition of the securities or assets of, any other Person (or series of related material capital investments, material loans, and material acquisitions) outside the Ordinary Course of Business;
                          (vii)   since January 1, 1990 neither of the
                 Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $250,000 in the aggregate;
                          (viii) neither of the Companies has delayed or postponed the payment of accounts payable or other material Liabilities outside the Ordinary Course of Business;
                          (ix) neither of the Companies has cancelled, compromised, waived, or released any material right or claim (or series of related material rights and claims) outside the Ordinary Course of Business;
                          (x) neither of the Companies has granted any license or sublicense of any rights under or with respect to any material Intellectual Property;
                          (xi) there has been no material change made or authorized in the respective charters or bylaws of the Companies;
                          (xii) neither of the Companies has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
                          (xiii) neither of the Companies has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property except for ordinary wear and tear;
                          (xiv)   since January 1, 1990 neither of the
                 Companies has made any material loan to, or entered into any other material transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
                          (xv) neither of the Companies has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
                          (xvi) neither of the Companies has granted any increase in the base compensation of any of nor made any other material changes in the terms of employment of, its officers or employees outside the Ordinary Course of Business;
                          (xvii) neither of the Companies has adopted, amended, modified, or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);
                          (xviii) neither of the Companies has made or pledged
                 to make any charitable or other capital contribution outside the Ordinary Course of Business;
                          (xix) neither of the Companies has committed to any of the foregoing.
                 (h) UNDISCLOSED LIABILITIES. To the Seller's Knowledge, neither of the Companies has any material Liabilities except for (i) liabilities set forth in the Financial Statements and the Most Recent Balance Sheet, (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and which, in the aggregate, are not material, (iii) Liabilities disclosed to Buyers (or Buyers' consultants) on or prior to the date hereof or otherwise known to Buyers on the date hereof, or (iv) Liabilities not known to Seller on the date hereof.
                 (i) LEGAL COMPLIANCE. Except as set forth in Section 4(i) to the Disclosure Schedule and except for any non-compliance which would not have a Material Adverse Effect, the Companies have complied with all applicable laws rules and regulations of each jurisdiction in which the Companies conduct their businesses, and with all judgments, orders, injunctions and decrees applicable to the Companies or their properties.
                 (j)      TAX MATTERS.
                          (i) Each of the Companies has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed (whether or not shown on any Tax Return) and which are due and payable have been paid.
                          (ii) Each of the Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
                          (iii) Neither of the Companies (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (B) has any Liability for the Taxes of any Person (other than itself) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
                 (k) REAL PROPERTY. Section 4(k) of the Disclosure Schedule contains a complete list of all real property which either of the Companies may claim an ownership or leasehold interest in at the date of this Agreement (the "Real Property"). Except as is disclosed in Section 4(k) of the Disclosure Schedule, the Companies have not encumbered or disposed of their ownership or leasehold interests in the Real Property since August of 1989.
                 (l)      INTELLECTUAL PROPERTY.
                          (i) The Companies own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the conduct of the businesses of the Companies as presently conducted. Each item of Intellectual Property owned or used by either of the Companies immediately prior to the Closing hereunder will be owned or available for use by it on identical terms and conditions upon the Closing hereunder. Each of the Companies has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.
                          (ii) During the three years preceding the date of this Agreement, neither of the Companies has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business which has not been finally terminated prior to the date of this Agreement and which involves a claim of interference, infringement, misappropriation, or violation of Intellectual Property rights of third parties (including any claim that either of the Companies must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Companies.
                          (iii)   Section (4)(l)(iii) of the Disclosure
                 Schedule identifies each material item of Intellectual Property owned by the Companies or which the Companies have the right to use pursuant to license, sublicense, agreement or permission. Seller has delivered to the Buyers correct and complete copies of or has made available for inspection by Buyers all patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property identified in Section 4(l)(iii) of the Disclosure Schedule. With respect to each item of Intellectual Property identified in Section 4(l)(iii) of the Disclosure Schedule:

                                  (A)      to the Seller's Knowledge, the
                          license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;
                                  (B)      to the Seller's Knowledge, the
                          license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms upon the Closing;
                                  (C)      neither of the Companies is in
                          material breach or default, and to the Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default by the Companies or permit termination, modification, or acceleration under the licenses, sublicenses, agreements or permissions covering such items;
                                  (D)      the Companies have not received
                          notice to the affect that any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof.
                          (iv) To the Knowledge of Seller, the operation of the businesses of the Companies as presently conducted does not interfere with, infringe upon,misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.
                 (m) TANGIBLE ASSETS. The Companies own or lease all buildings, machinery, equipment, and other tangible assets used or necessary for use in the conduct of their businesses as presently conducted. Each such tangible asset which is actually in use and not idle, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.
                 (n) CONTRACTS. Seller has delivered to Buyers a correct and complete copy of, or has made available for Buyers' inspection, each written agreement to which either of the Companies is a party and which is material to the conduct of the business of the Companies. With respect to each such agreement, except as set forth in Section 4(n) to the Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms upon consummation of the transactions contemplated hereby; (C) neither of the Companies nor, to Seller's Knowledge, any other party thereto is in breach or default under the terms thereof, and to Seller's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement, except where any such default or breach would not have a Material Adverse Effect; and (D) no party has repudiated any provision of the agreement. To Seller's Knowledge, the Companies are not a party to any material oral agreements.
                 (o) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth in Section 4(o) to the Disclosure Schedule, all notes and accounts receivable of the Companies are reflected properly on the Companies' books and records and, to the Seller's Knowledge, are subject to no setoffs or counterclaims in excess of $10,000 in the aggregate.
                 (p) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of either of the Companies.
                 (q) LITIGATION. Section 4(q) of the Disclosure Schedule sets forth each instance in which either of the Companies (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which, if determined or resolved adversely to the Companies in accordance with the plaintiff's demands could have a Material Adverse Effect on the Companies.
                 (r) PRODUCT WARRANTY. No product manufactured, sold or delivered by either of the Companies is subject to any written warranty of the Companies beyond the applicable standard terms and conditions of sale or lease.
                 (s)      EMPLOYEES.
                          (i) To the Knowledge of the Seller, no executive, key employee, or material group of employees has provided notice of an intention to terminate employment with their respective Companies. Neither of the Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Seller's Knowledge, neither of the Companies has committed any unfair labor practice. Except as disclosed in Section 4(s) of the Disclosure Schedule, no employee, past or present, of either of the Companies has pending or, to the Seller's Knowledge and except as disclosed in writing to Buyers, threatened to bring any claim against the Companies of unjust dismissal or a violation of the employee's civil or employment rights. Section 4(s) of the Disclosure Schedule contains a list of the name and social security number of each of the current employees of the Companies and those employees who have outstanding workers compensation claims.
                          (ii)    The employment agreements as set forth in
                 Section 4(s) of the Disclosure Schedule constitute the only employment agreements which to the Knowledge of the Seller exist with respect to the Companies.
                          (iii) To the Knowledge of Seller, the Active Employees identified in Section 4(s)(iii) of the Disclosure Schedule constitute the only Active Employees to which Seller has promised to provide a single sum payment, payable at the Active Employee's retirement or at such other time vested accrued benefits are paid to the Active Employee, which represents the actuarial present value of the difference in the Active Employee's accrued benefit under the Hourly Pension Plan or the Seller Pension Plan, as appropriate, when calculated using actual date of hire by Seller compared to when calculated using an adjusted date of hire. Seller will provide to Buyers copies of all documents related to these promises.
                 (t)      EMPLOYEE BENEFIT PLANS.
                          (i) Employee Pension Benefit Plans. Except as set forth in Section 4(t) of the Disclosure Schedule, with respect to each Employee Pension Benefit Plan that either of the Companies, and the Controlled Group of Corporations which includes the Companies, maintains or to which any of them contributes, to the Knowledge of Seller:
                                  (1)      Section 4(t)(i) of the Disclosure
                          Schedule lists each Employee Pension Benefit Plan that each of the Companies maintains or to which either contributes.
                                  (2)      Each such Employee Pension Benefit
                          Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.
                                  (3)      Each Employee Pension Benefit Plan
                          is qualified under Section 401(a) of the Code and, except for the Pension Plan for Hourly Employees of Cyprus Northshore Mining Corporation, has received a favorable determination letter, or is currently the subject of a request for a determination letter, from the Internal Revenue Service, and the Seller is not aware of any circumstances likely to result in refusal or revocation of any such favorable determination letter.
                                  (4)      All required reports and
                          descriptions (including for the plan year beginning January 1, 1993 and all prior plan years, Form 5500 Annual Reports, Summary Annual Reports, and summary plan descriptions; and, for the plan year beginning on January 1, 1994, and for all prior years PBGC Form
                          1) have been or will be filed or distributed appropriately by the required due date with respect to each such Employee Pension Benefit Plan.
                                  (5)      All contributions (including all
                          employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past practice of the Companies.
                                  (6)      As set forth in Section 4(t)(i) of
                          the Disclosure Schedule, Seller has provided to the Buyers correct and complete copies of the plan documents and summary plan descriptions and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Pension Benefit Plan.
                                  (7)      No such Employee Pension Benefit
                          Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened.
                                  (8)      There have been no Prohibited
                          Transactions with respect to any such Employee Pension Benefit Plan.
                                  (9)      No Fiduciary has been found liable
                          for or is the subject of a claim for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Pension Benefit Plan.
                                  (10)     Except as provided in Section
                          4(t)(i) of the Disclosure Schedule, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Pension Benefit Plan (other than routine claims for benefits) is pending or threatened.

                                  (11)     No such Employee Pension Benefit
                          Plan is currently under audit or, to the Seller's Knowledge, scheduled for audit by the Internal Revenue Service or the Department of Labor; and neither of the Companies has incurred any liability to the Internal Revenue Service or the Department of Labor under the Code or ERISA, as applicable, with respect to any such Employee Pension Benefit Plan.
                                  (12) Neither of the Companies contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.
                                  (13)     Neither of the Companies has
                          incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Pension Benefit Plan.
                          (ii) Employee Welfare Benefit Plans. Except as set forth in Section 4(t)(ii) of the Disclosure Schedule, with respect to each Employee Welfare Benefit Plan that either of the Companies, and the Controlled Group of Corporations which includes the Companies, maintains or to which any of them contributes, to the Knowledge of Seller:
                                  (1)      Section 4(t)(ii) of the Disclosure
                          Schedule lists each Employee Welfare Benefit Plan that each of the Companies maintains or to which either contributes.
                                  (2)      Each such Employee Welfare Benefit
                          Plan (and each related
                          trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.
                                  (3)      All required reports and
                          descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and summary plan descriptions for the plan year beginning on January 1, 1993 and all prior plan years) have been or will be filed or distributed appropriately by the required due date with respect to each such Employee Welfare Benefit Plan.
                                  (4)      The requirements of Part 6 of
                          Subtitle B of Title I of ERISA and of Sec. 4980B of the Code have been met with respect to each such Employee Welfare Benefit Plan.
                                  (5)      All premiums or other payments for
                          all periods ending on or before the Closing Date have been paid with respect to each such Employee Welfare Benefit Plan.
                                  (6)      As set forth in Section 4(t)(ii) of
                          the Disclosure Schedule, Seller has provided to the Buyers correct and complete copies of the plan documents and summary plan descriptions and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Welfare Benefit Plan.
                                  (7)      There have been no Prohibited
                          Transactions with respect to any such Employee Welfare Benefit Plan.
                                  (8)      No Fiduciary has been found liable
                          for or is the subject of a claim for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Welfare Benefit Plan.
                                  (9)      No action, suit, proceeding,
                          hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Welfare Benefit Plan (other than routine claims for benefits) is pending or threatened.
                                  (10)     No such Employee Welfare Benefit
                          Plan is currently under audit or, to the Seller's Knowledge, scheduled for audit by the Internal Revenue Service or the Department of Labor; and neither of the Companies has incurred any liability to the Internal Revenue Service or the Department of Labor under the Code or ERISA, as applicable, with respect to any such Employee Welfare Benefit Plan.
                          (u) GUARANTIES. Neither of the Companies is a guarantor or otherwise is liable for any material liability or material obligation (including indebtedness) of any other Person.
                          (v)     ENVIRONMENTAL PERMITS.  Except as set out in
                 Section 4(v) to the Disclosure Schedule and except where the failure to hold any such environmental permit or other governmental permit would not have a Material Adverse Effect, to the Knowledge of Seller, each of the Companies holds all material environmental permits and other material permits of governmental authorities required under any Environmental Law or other law, respectively, in connection with the operation of the business of the Companies, and all such environmental permits and other permits are listed in Section 4(v) to the Disclosure Schedule.

                 Except as set forth in Section 4(v) to the Disclosure Schedule, none of the Companies has received any notification pursuant to any Environmental Laws relating to the business of the Companies that any currently held material environmental permit relating to the business of the Companies is about to be made subject to materially different limitations or conditions, or is about to be revoked, withdrawn or terminated. Except as noted in Section 4(v) to the Disclosure Schedule, all Environmental Permits and other governmental permits listed therein are valid and in full force and effect, except for any failure to be valid and in full force and effect which would not have a Material Adverse Effect.
                          (w) INVENTORY. The value of inventory of the Companies consisting of materials, supplies, parts, work in process and finished work is fairly reflected on the Most Recent Balance Sheet in accordance with Modified GAAP.
                          (x) MSHA COMPLIANCE. The Companies operations are in compliance with the Mine Safety and Health Act of 1977, as amended ("MSHA"), and the applicable rules and regulations thereunder except where any failure to be in compliance would not have a Material Adverse Effect. Except as set forth in
                 Section 4(y) to the Disclosure Schedule all remedial or other actions required to be taken by the Companies under orders or directives issued pursuant to MSHA have been completed and no citations are in effect.
                          (y)     DISCLOSURE.  The representations and
                 warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. COVENANTS. The Parties agree as follows with respect to the period following the Closing.
                 (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).
         Seller acknowledges and agrees that from and after the Closing the Buyers will be entitled to possession of all documents, books, records (excluding Tax records), agreements, and financial data of any sort relating to the Companies. Seller will provide access to and copies of Tax and other records that Buyers may request from time to time.
                 (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Companies, each of the other Parties will cooperate with the other and that Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification there for under Section 7 below). Notwithstanding any other provision of this Agreement, in the event that any Party is contesting or defending against any Tax audit or inquiry, Internal Revenue Service appeal, or any action, suit, proceeding, claim or demand in connection with liability for Taxes with respect to which such Party has an indemnification obligation or payment obligation pursuant to Section 7 hereof or pursuant to Section 5(g), (h) or (i) hereof, such Party shall have the right to control the conduct of the contest or defense (including settlement) of such matter and each other party shall cooperate with such Party and that Party's counsel as provided in the foregoing sentence of this Section.
                 (c) TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Companies from maintaining the same business relationships with them after the Closing as it maintained with them prior to the Closing.
                 (d) CONFIDENTIALITY. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyers, at the request and option of the Buyers, all tangible embodiments (and all copies) of the Confidential Information which is in its possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyers promptly of the request or requirement so that the Buyers may seek an appropriate protective order or waive compliance with the provisions of this Section 5(d).
         If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, governmental authority or third party or else stand liable for contempt or other sanction or Liability, Seller may disclose the Confidential Information; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the request and at the expense of the Buyers, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyers shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. Effective on the Closing Date, the Confidentiality Agreement previously entered into by Seller and Buyers shall terminate.
                 (e) ADMINISTRATIVE SERVICES. Upon request of Buyers, Seller agrees to provide to the Companies electronic data processing and administrative services. Such services shall be available as requested by the Companies at Seller's actual cost for a period of one year from the Closing Date. The cost of services shall be billed monthly in arrears to the recipient of the services.
                 (f) CODE SECTION 338(H) (10) ELECTION AND ALLOCATION OF PURCHASE PRICE. At Closing, Seller will join with Buyers in making an election under Sections 338(g) and 338(h) (10) of the Code by executing at the Closing a Form 8023A which is attached hereto as
         Exhibit I (collectively the "338 Election") with respect to the purchase and sale of the Shares hereunder. Seller shall pay any Tax attributable to the making of the 338 Election and will indemnify Buyers and the Companies against any Adverse Consequences arising out of any failure to pay such Tax. The Parties agree that the Purchase Price and the appropriate liabilities of the Companies will be allocated to the assets of the Companies for all purposes in accordance with an appraisal which Buyers will obtain. The Buyers, Seller and the Companies will file all Tax Returns (including amended returns and claims - for refund) and information reports in a manner consistent with the allocation.
                 (g)      MINNESOTA OCCUPATION TAX.  Upon Buyers request,
         Seller will join with Buyers in preparing a single Minnesota
         Occupation Tax return for the calendar year 1994, and Seller agrees to cause the resulting tax liability, if any, to be apportioned between Seller and the Companies based upon the Minnesota Occupation Tax taxable incomes for each period. If the Companies are obligated to pay the tax for the entire year of 1994, Seller agrees to reimburse the Companies for the portion attributable to all periods prior to Closing, as calculated above.
                 (h) MINNESOTA TACONITE PRODUCTION TAX. Seller shall be liable for all Minnesota Taconite Production taxes incurred by the Companies, based on Product produced up to and including the Closing Date, and will reimburse the Companies for all such taxes that must be paid after the Closing Date relating to any period prior to the Closing Date. Upon receipt by the Companies of the Notice of Determination issued by the Minnesota Minerals Tax Office of the amounts due, Buyers shall cause the Companies to notify Seller of the amounts it is obligated to reimburse the Companies, accompanied by a copy of the Determination Letter and a calculation of the apportionment provided for in this subsection. Seller will make such payment to the Companies within seven (7) days of such request for reimbursement.
                 (i)      OTHER TAXES.
                          (1) MINNESOTA SALES AND USE TAX. Seller shall be liable for all Minnesota Sales and Use taxes incurred by the Companies on taxable purchases received by the Companies during the period up to and including the Closing Date, and will reimburse the Companies for all such taxes that must be paid after the Closing Date relating to the receipt of such taxable purchases on or before such date. Upon filing Minnesota Sales and Use tax returns that include taxes that are the liability of the Seller, the Companies will send the Seller a copy of such returns and a computation of Seller's portion of the tax liability . The Seller shall promptly reimburse the Companies for the Seller's portion of the Minnesota Sales and Use tax due.
                          (2) PROPERTY TAX. Seller shall be liable for all property taxes incurred by the Companies but not paid as of the Closing Date. The liability shall be calculated based on the statutory lien date. Therefore, the amount due to be paid in October 1994, which is attributable to taxes incurred on the January 2, 1993 lien date, are Seller's obligation and are in addition to the Seller's portion of the taxes incurred on the lien date of January 2, 1994. Seller shall be liable for a portion of the taxes attributable to the January 2, 1994 lien date based upon a fraction, the numerator of which shall be the number of days elapsed in 1994 up to and including the Closing Date, and the denominator of which shall be 365. Upon receipt of the applicable property tax bills, the Companies shall submit a claim to the Seller together with copies of the property tax billings, and in the case of the billing attributable to the last half of 1994, a calculation of the proration. Seller shall promptly remit reimbursement to the Companies by the due date of the tax payments to the taxing authorities.
         (3) OTHER TAXES. Seller shall pay all other Taxes of the Companies attributable to all time periods up to and including the Closing Date. Buyers shall pay all Taxes of the Companies attributable to all time periods from and after the Closing Date. For purposes of allocating the Seller's and Buyers' respective income based Tax liabilities, taxable income and expenses of the Companies shall be allocated based on an accounting cutoff at the end of the Closing Date. Any item that must be apportioned between the periods will be apportioned based on the number of months in each period. Seller shall be entitled to all Tax refunds or rebates related to Taxes paid by Seller and Buyers shall remit and shall cause the Companies to remit to Seller all such refunds or rebates promptly upon receipt. The Buyers agree that except for Taxes covered by Subsections 5(i)(1) and 5(i)(2) of this Section
                 5(i) Seller shall prepare all Tax Returns required to be filed by the Companies after Closing with respect to any Tax periods ending on or prior to the Closing Date. Seller shall prepare such returns on a basis consistent with past practice and the Buyers shall make available to the Seller all such books, records and other information as Seller may reasonably request, from time to time, for such purpose and shall sign and shall cause the Companies to sign all tax returns, annual reports and similar instruments and documents required to be signed by Buyers or the Companies in connection with all tax returns required to be filed by Seller hereunder. Buyers shall complete, and Buyers shall cause the Companies to complete all tax information forms and questionnaires customarily used by Seller to prepare and file tax returns.
                 The Buyers shall prepare or cause to be prepared all Tax Returns required to be filed by the Companies after Closing with respect to Tax periods ending after the Closing Date. Buyers will promptly notify

                 Seller of any proposed or anticipated liability for Taxes
                 (j) COMPANIES TO CHANGE NAMES. The Buyer shall upon the Closing change the name of each of the Companies whose name includes the words "Cyprus" to some other name that does not include the words "Cyprus" or other similar words that might lead any person to conclude that such Companies were still associated with Seller or its other Affiliates. Within ninety (90) days following Closing, the Buyers shall ensure that none of the Companies or their respective successors are using, in any manner, in carrying on their respective businesses, the name "Cyprus" or any other similar name that might lead any person to conclude that the Companies remain associated with Seller or its Affiliates.
                 (k) REISSUANCE OF PERMITS AND LICENSES. Schedule 5(k) hereto sets forth a list of environmental permits, licenses and authorizations and other governmental permits, licenses and authorizations pertaining to the business of the Companies and issued in the name of Seller or in the name of one of the Companies containing the word "Cyprus", or both, or which was transferred to the Companies pursuant to an agreement or instrument to which Seller was a party. The Buyers shall use their best efforts to obtain from the relevant governmental authorities and agencies prior to the Closing, substitute or reissued or replacement permits, licenses and authorizations for each such instrument listed on Schedule 5(k) hereto, which do not contain or reference the name of Seller or of any entity whose name includes the word "Cyprus". The term best efforts as used in the immediately preceding sentence shall not include a requirement that Buyer's agree to a request or demand that Cleveland-Cliffs Inc be named as a permittee on any such permit, license or authorization. In the event that substitute or reissued or replacement permits, licenses and authorizations are not obtained with respect to each permit, license and authorization listed on Schedule 5(k) prior to Closing, Seller may, in its sole discretion, waive the related condition to Closing set forth in Section 6(b) hereof provided that Buyers shall enter into a written indemnification of Seller in respect of any and all liabilities of Seller after the Closing Date arising out of or in connection with such failure to obtain substitute or reissued or replacement permits, licenses and authorizations, such indemnification to be in form and content acceptable to Seller.
                 (l)      EMPLOYEE BENEFIT PLANS.
                          (A)     Employee Pension Benefit Plans
                                  (1)      Pension Plan for Hourly Employees of
                                           Northshore Mining Corporation.
                                        (i)     Effective as of the Closing
                                  Date, Seller shall amend the Pension Plan for
                                  Hourly Employees of Cyprus Northshore Mining
                                  Corporation (the "Hourly Pension Plan") to
                                  (A) make Northshore Mining Company the "plan sponsor" (as such term is defined in Section 3(16)(B) of ERISA) and (B) provide that all participants shall be 100% vested in their accrued benefits thereunder as of the Closing Date. Seller shall cause to be transferred, as soon as reasonably practicable, but in any event (unless both Buyers and Seller otherwise agree in writing) within 90 days after the Closing Date, to a trust Buyers shall cause to be established under the Hourly Pension Plan, all assets attributable to such Hourly Pension Plan held under the Cyprus Amax Minerals

                                  Company Master Trust.
                                        (ii)    Seller shall liquidate
                                  long-term investments made by the Hourly
                                  Pension Plan in the Cyprus Amax Minerals
                                  Company Master Trust as of October 1, 1994, and hold the proceeds from the liquidation in a short-term investment fund account within the Cyprus Amax Minerals Company Master Trust until such time as a trust is established under the Hourly Pension Plan.
                                        (iii)   Seller shall make their
                                  pro-rata share of the minimum required
                                  contribution to the Hourly Pension Plan for the plan year beginning January 1, 1994, by October 15, 1994. Buyers shall be responsible for making their pro-rata share of the minimum required contributions when due to the Hourly Pension Plan after the Closing Date. With respect to the Hourly Pension Plan, the minimum required contributions for 1993 and 1994 for purposes of this Agreement shall be the minimum required contribution under Section 412 of the Code as determined by an actuary appointed by Seller. Seller's share of the minimum required contribution for 1993 will be the entire minimum required contribution for 1993. Seller's share of the minimum required contribution for 1994 shall be determined by multiplying the total minimum required contribution for 1994 by the fractional portion of 1994 preceding the Closing Date. Buyers' share of the minimum required contribution for 1994 shall be the total minimum required contribution for 1994 minus Seller's share of the minimum required contribution for 1994. The minimum required contribution for the plan year beginning January 1, 1994, shall be determined without regard to the credit balance and the credit balance shall be used by Seller to offset its pro-rata share of the minimum required contribution. If actual contributions to the Hourly Pension Plan by Seller exceed Seller's share of the minimum required contributions then Buyers shall reimburse Seller for the amount of such excess plus interest at the same rate as earned by the Hourly Pension Plan assets held in the short-term investment fund account under the Cyprus Amax Minerals Company Master Trust prior to the transfer of assets under Section (A)(1)(i) above. If Seller's share of the minimum required contributions exceeds Seller's actual contributions then Seller shall reimburse Buyers for the amount of such excess plus interest at the same rate as earned by the Hourly Pension Plan assets held in the short-term investment fund account under the Cyprus Amax Minerals Company Master Trust Fund prior to the transfer of assets under Section (A)(1)(i) above.
                                        (iv)    The Hourly Pension Plan assets
                                  as of the Closing Date shall be determined as the market value of Hourly Pension Plan assets on the Closing Date as determined by the trustee of the Cyprus Amax Minerals Company Master Trust plus any contributions payable to the Hourly Pension Plan by the Seller under Section (A)(1)(iii) above minus any contributions made to the Hourly Pension Plan by the Seller in excess of the Seller's share of the minimum required contribution for 1994, as determined under Section (A)(1)(iii) above. The actuarial present value of plan liabilities shall be equal to the present value of the accrued benefit, as provided for and defined in accordance with the provisions of the Hourly Pension Plan, for each participant of the Hourly Pension Plan as of the Closing Date. For this purpose, the present value amount shall be based on an 8.25% annual rate of interest and the mortality rates and retirement age assumptions used in valuing the Hourly Pension Plan for 1993 minimum funding purposes. Such actuarial present value shall be calculated as of the Closing Date by an actuary appointed by Seller and agreed to by an actuary appointed by Buyers. If the Seller's actuary and Buyers' actuary disagree, a third actuary shall be selected by both Seller and Buyers and both Seller and Buyers shall share equally the expense therefor.
                                        (v)     Pending completion of the
                                  transfer described in Section (A)(1)(i),
                                  Seller and Buyers shall make arrangements for any required benefit payments to employees from the Hourly Pension Plan. Seller and Buyers shall provide each other with access to information reasonably necessary in order to carry out the provisions of this Section.

                                        (vi)    Buyers shall be responsible for
                                  the determination and administration of any domestic relations order determined to be qualified under Section 414(p) of the Code and Section 206(d) of ERISA with respect to Active Employees of the Companies.
                                        (vii)   Buyers shall be responsible for
                                  completing and filing Form 5500 for the
                                  Hourly Pension Plan, and for preparing and distributing, as appropriate, all other required notices, audits, or reports as required under ERISA or the Code, for the plan year ending December 31, 1994.
                                        (viii)  Buyers shall cause to be filed,
                                  no later than December 31, 1994, with the Internal Revenue Service, an application for determination with respect to the qualified status of the Hourly Pension Plan. The application shall cover the Hourly Pension Plan as amended and restated effective July 1, 1989, and as may be further amended through December 31, 1994. Buyers shall cause to be secured a favorable determination from the Internal Revenue Service. Buyers shall provide Seller with a copy of the favorable letter of determination when issued by the Internal Revenue Service.
                                        (ix)    Seller and Buyers shall provide
                                  each other with access to information
                                  reasonably necessary in order to carry out the provisions of this Section.
                          (2) Retirement Plan for Salaried Employees of Cyprus Amax Minerals

                                  Company
                                        (i)     Buyers shall cause to be
                                  established, effective January 1, 1995, an appropriate pension plan (the "Northshore Pension Plan") to provide that (A) all service of Active Employees with the Companies shall be recognized retroactively from the Closing Date for all purposes thereunder (including benefit accrual, vesting and eligibility), (B) upon the transfer of assets referred to below, the service of Active Employees who participated in the Retirement Plan for Salaried Employees of Cyprus Amax Minerals Company (the "Seller Pension Plan") shall be recognized for all purposes thereunder (including benefit accrual) to the extent such service was recognized under the Seller Pension Plan, and
                                  (C) upon such transfer, the accrued benefits under the Northshore Pension Plan of Active Employees who participated in the Seller Pension Plan shall in no event be less than their accrued benefits under such Seller Pension Plan as of the Closing Date and such accrued benefits shall be 100% vested under the Northshore Pension Plan.
                                        As soon as reasonably practicable, but
                                  in any event (unless both Buyers and Seller otherwise agree in writing) within 180 days after the Closing Date, Seller shall cause to be transferred from the trust under the Seller Pension Plan to the trust under the Northshore Pension Plan an amount in cash equal to the actuarial present value, determined as of the Closing Date, of the accrued benefits, as provided for and defined in accordance with the provisions of the Seller Pension Plan, of Active Employees who participated in the Seller Pension Plan, together with interest at the same rate earned by the short-term interest fund managed by the trustee of the Seller Pension Plan, which amount shall be credited from the Closing Date to the date of transfer. For this purpose, the actuarial present value amount shall be based on an 8.25% annual rate of interest and the mortality rates and retirement age assumption used in valuing the Seller Pension Plan for 1993 minimum funding purposes. To the extent Seller is unable to transfer assets out of the Seller Pension Plan in an amount so stated, Buyer shall be equally compensated by an adjustment in the Purchase Price for any difference between the amount so defined above and the amount transferred. Such actuarial present value shall be calculated as at the Closing Date by an actuary appointed by Seller and agreed to by an actuary appointed by Buyers, and shall be reduced by the amount of any benefit payments made with respect to Active Employees after the Closing Date but prior to the date of transfer. If Seller's actuary and Buyers' actuary disagree, a third actuary shall be selected by both Seller and Buyers and both Seller and Buyers shall share equally the expense therefor.
                                        Pending completion of the transfer
                                  described in this Section (A)(2)(i), Seller and Buyers shall make arrangements for any required benefit payments to employees from the Seller Pension Plan. Seller and Buyers shall provide each other with access to information reasonably necessary in order to carry out the provisions of this Section.
                                        (ii)    Buyers shall be responsible for
                                  the determination and administration of any domestic relations order determined to be qualified under Section 414(p) of the Code and Section 206(d) of ERISA with respect to Active Employees of the Companies.
                                        (iii)   Seller shall file and Buyers
                                  shall cause to be filed Forms 5310A, if
                                  required under Section 414(l) of the Code, which filings shall serve as notice to the Internal Revenue Service that assets from the Seller Pension Plan will be transferred to the Northshore Pension Plan.
                                  (3)      Cyprus Amax Minerals Company
                                  Savings Plan and Trust
                                        (i)     Effective as of the day
                                  immediately following the Closing Date,
                                  Buyers shall cause to be established, an appropriate defined contribution plan with a cash or deferred arrangement (the "Northshore Savings Plan") to provide that (A) the service of Active Employees who participated in the Cyprus Amax Minerals Company Savings Plan and Trust (the "Seller Savings Plan") shall be recognized for all purposes thereunder to the extent such service was recognized under the Seller Savings Plan, (B) the account balances of such Employees which are transferred from the Seller

                                  Savings Plan to the Northshore Savings Plan in accordance with this Section shall be 100% vested at all times, and (C) any loans from the Seller Savings Plan will continue to be administered as if made under the Northshore Savings Plan with all of the same terms and conditions as agreed to in relevant promissory notes executed under the Seller Savings Plan.
                                        As soon as reasonably practicable, but
                                  in any event (unless both Buyers and Seller otherwise agree in writing) within 45 days after the Closing Date, Seller shall cause to be transferred from the Seller Savings Plan to the Northshore Savings Plan the liability for the account balances of Active Employees who participated in the Seller Savings Plan, including any outstanding participant loans, together with assets transferred in-kind, to the extent possible, or otherwise in cash, the fair market value of which is equal to such liability.
                                        (ii)    Pending the completion of the
                                  transfer described in Section (A)(3)(i),
                                  Seller and Buyers shall make arrangements for any required benefit payments to employees from the Seller Savings Plan. Seller and Buyers shall provide each other with access to information reasonably necessary in order to carry out the provisions of this Section.
                                        (iii)   Buyers agree that any stock of
                                  the Seller that has been transferred from the Seller Savings Plan to the Northshore

                                  Savings Plan, other than such shares of
                                  common stock of Cyprus Amax Minerals Company that may be held as an investment in a mutual or such other investment fund, must be and shall be liquidated no later than the second anniversary date of the Closing Date.
                                        (iv)    Buyers shall be responsible for
                                  the determination and administration of any domestic relations order determined to be qualified under Section 414(p) of the Code and Section 206(d) of ERISA with respect to Active Employees of the Companies.
                                        (v)     Seller shall file and Buyers
                                  shall cause to be filed Forms 5310A, if
                                  required under Section 414(l) of the Code, which filings shall serve as notice to the Internal Revenue Service that assets from Seller Savings Plan will be transferred to the Northshore Savings Plan.
                                  (4)      Cyprus Amax Minerals Company
                                           Restated and Amended Employee Stock
                                           Ownership Plan
                                        (i)     Seller shall take all necessary
                                  actions to provide that all Active Employees' accounts under the Cyprus Amax Minerals Company Restated and Amended Employee Stock Ownership Plan (the "Seller ESOP") are merged into the Seller Savings Plan and that all cash and stock attributable thereto are subsequently transferred from the Seller Savings Plan to the Northshore Savings Plan as soon as reasonably practicable after such accounts are transferred from the Seller ESOP into the Seller Savings Plan.
                          (B)     Employee Welfare Benefit Plans
                                  (1)      Effective as of the Closing Date,
                          Buyers shall cause to be established Employee Welfare Benefit Plans (the "Northshore Employee Welfare Benefit Plans"), which shall be substantially similar to Seller's Employee Welfare Benefit Plans that cover Active Employees. At the Closing, the Northshore Employee Welfare Benefit Plans shall be substituted for Seller's Employee Welfare Benefit Plans, Buyers shall succeed to the rights, duties and obligations of Seller on and after the Closing Date under the Northshore Employee Welfare Benefit Plans, and further, in Seller's stead, shall assume over and perform in accordance with the Northshore Employee Welfare Benefit Plans the duties and obligations of Seller on and after the Closing Date thereunder to employees of Seller covered under the Northshore Employee Welfare Benefit Plans who continue to be Active Employees, including, but not limited to, the obligation to provide any amount solely by reason of Buyers' sale of any portion of the business.
                                  (2)      Seller shall retain the
                          responsibility for providing for payment of all (A) claims of Active Employees under any medical, dental, hospital, health, vision, or prescription drug plans for claims incurred prior to the Closing Date, provided that a claim for such condition is made within one year of the Closing Date, and (B) claims incurred under any life insurance plans for death occurring prior to the Closing Date.

                                  Seller and Buyers acknowledge that all
                          contributions under Seller's flexible spending accounts on behalf of the Active Employees of the Companies shall cease as of the Closing Date and all such flexible spending accounts shall be frozen as of the Closing Date and no further contributions for Active Employees of the Companies shall be accepted by Seller's flexible spending account plans. Notwithstanding the sale of the Companies, Seller will cause the administrator of the flexible spending account plans to allow former Active Employees of the Companies to be reimbursed for claims otherwise permitted under such flexible spending account plans up to the particular individual's frozen account balance, provided that such claims arise prior to the Closing Date and the individual requests reimbursement pursuant to the terms of the applicable flexible spending account plan. Seller shall provide Buyers with access to information reasonably necessary to enable Buyers to administer the flexible spending accounts on behalf of Active Employees of the Companies for the period commencing on the Closing Date and ending December 31, 1994.
                                  (3)      Seller shall retain the
                          responsibility for providing for payments of all long-term disability claims of any Active Employee on long-term disability prior to the Closing Date in accordance with the terms of Seller's plan. Seller and Buyers shall equally share the cost, on a 50/50 basis, of any medical claims incurred on or after the Closing Date of any such disabled Active Employee, for the duration of the disability.

                                  Seller and Buyers shall share equally, on a
                          50/50 basis, any periodic short-term or long-term disability payments as well as the cost of any medical claims incurred on or after the Closing Date made to or on behalf of Active Employees on short-term disability prior to the Closing Date, for the duration of any short-term or long-term disability.
                                  (4)      Seller shall retain the
                          responsibility for providing Employees who retired (or if applicable who terminated with vested benefits) prior to the Closing Date with retiree health and life benefits under the Employee Welfare Benefit Plan(s) which covered such former Active Employees prior to the Closing Date. As of the Closing Date, Buyers assume all liabilities for post-retirement medical and life insurance benefits with respect to Active Employees.
                                  (5)      ALLOCATION OF COBRA RESPONSIBILITY.
                          Seller shall retain the responsibility for providing Active Employees who terminated employment with the Companies prior to the Closing Date (and their "qualified beneficiaries" within the meaning of
                          Section 4980B of the Code) with the continuation of group health coverage required by Section 4980B of the Code. Seller shall indemnify and hold harmless Buyers for any loss or expense Buyers may incur in respect to Seller's failure to satisfy such responsibilities.
                                  Buyers shall be responsible for compliance
                          with all requirements under Section 4980B of the Code and Section 601 et seq. of ERISA, with respect to any

                                        (A)     Active Employees, or
                                        (B)     family members of such Active
                          Employees, who on the date immediately prior to the Closing Date are qualified beneficiaries within the meaning of Section 4980B(g)(1) of the Code ("Qualified Beneficiaries") as a result of the transaction contemplated in this Agreement and with regard to any
                                        (A)     Active Employees, or
                                        (B)     family members who are
                          Qualified Beneficiaries, who become Qualified Beneficiaries on or after the Closing Date, and Buyers shall indemnify and hold harmless Seller for any loss or expense Seller may incur in respect to Buyers' failure to satisfy such responsibilities.
                          (C)     Other Employee Benefit Plans
                                  (1)      SEVERANCE AND OTHER BENEFITS.
                          Buyers shall indemnify Seller for any and all severance benefits and other liabilities payable to those individuals who are employees of the Companies on the day before the Closing Date by reason of any act of Buyers or the Companies occurring after the Closing.
                          (D) INDEMNIFICATION. Seller agrees to defend, indemnify and hold harmless the Buyers against and in respect of any and all Adverse Consequences caused by, resulting or arising from or otherwise relating to any breach or violation of any of Seller's responsibilities or obligations under this Section (5)(l), and Buyers agree to defend, indemnify and hold harmless the Seller against and in respect of any Adverse Consequences caused by, resulting or arising from or otherwise relating to any breach or violation of any of Buyers' responsibilities or obligation under this Section (5)(l). The obligations of this Section (5)(l) shall survive the Closing Date for no longer than a thirty-six month period after the Closing Date.
                 (m) OPERATION OF BUSINESSES OF COMPANIES AFTER CLOSING; EMPLOYEES.
                          (i) Buyers acknowledge that it is their present intention to continue the corporate existence and operate the businesses of the Companies as going concerns from and after the Closing.
                          (ii)    With respect to the Active Employees
                 identified in Section 4(s)(iii) of the Disclosure Schedule, Buyers shall assume, on and after the Closing Date, all liability with respect to providing a single sum payment to each of the identified Active Employees, which single sum payment shall be payable at the Active Employee's retirement or at such other time vested accrued benefits are paid to the Active Employee, and which single sum payment represents the actuarial present value of the difference in the Active Employee's accrued benefit under the Hourly Pension Plan or the Seller Pension Plan, as appropriate, when calculated using actual date of hire by Seller compared to when calculated using an adjusted date of hire. The actuarial present value of the liability to be assumed by Buyers shall be determined as of the Closing Date by an actuary appointed by Seller, and agreed to by an actuary appointed by the Buyers, and the Net Monetary Working Capital shall be adjusted accordingly. The actuarial present value of plan liabilities shall be equal to the present value of the accrued benefit, as provided for and defined in accordance with the provisions of the Hourly Pension Plan or the Seller Pension Plan, as applicable as of the Closing Date, for each participant of the Hourly Pension Plan or the Seller Pension Plan, as applicable identified in Section 4(s)(iii) of the Disclosure Schedule.
                 For this purpose, the present value amount shall be based on an 8.25% annual rate of interest and the mortality rates and retirement age assumptions used in valuing the Hourly Pension Plan or the Seller Pension Plan, as applicable, for 1993 minimum funding purposes. If Seller's actuary and Buyers' actuary disagree, a third actuary shall be selected by both Seller and Buyers and both Seller and Buyers shall share equally the expense therefore. Buyers shall indemnify Seller against any Adverse Consequences, caused by, resulting or arising from or otherwise relating to any breach or violation of Buyers' responsibilities or obligations imposed under this Section.
                 (n)      WORKERS COMPENSATION.
                          (i) Buyers shall cause a workers compensation insurance policy, effective from and after October 1, 1994, to be taken out in the name of the Companies and which covers Liability for claims of employees of the Companies in accordance with applicable law.
                          (ii) Buyers shall assume all Liabilities for workers compensation claims for pre-closing occurrences which are included in current liabilities for purposes of determining Net Monetary Working Capital. Buyers shall also assume all Liabilities for all incurred but not reported claims from and after the Closing as determined by a closing actuary report prepared by an actuary acceptable to the

                 Minnesota Department of Commerce and which Liability is included in Net Monetary Working Capital as determined pursuant to Section 2(c) hereof.
                          (iii) Buyers shall use their best efforts to obtain from the relevant governmental authorities a full release and discharge of Seller, including return to Seller of its Letter of Credit on deposit with the Department of Commerce of the State of Minnesota, of any and all workers compensation Liabilities of the Companies described in subparagraphs (i) and (ii) above.
         6.      CONDITIONS TO OBLIGATION TO CLOSE.
                 (a) CONDITIONS TO OBLIGATION OF THE BUYERS. The obligation of the Buyers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
                          (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;
                          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
                          (iii) the Companies shall have procured all of the third party consents referred to in Section 4(c) above;
                          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                 (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely following consummation of the right of the Buyers to own the shares and to control the Companies, or (D) materially and adversely affect the right of either of the Companies to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
                          (v) Seller shall have delivered to Buyers a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;
                          (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Companies shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a) (ii), Section 3(b) (ii), and Section 4(c) above;
                          (vii) Buyers shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Buyers, and dated as of the Closing Date;
                          (viii)  the Buyer's shall have received the
                 resignations, effective as of the Closing, of each director and officer of the Companies other than those whom the Buyers shall have specified in writing at least five business days prior to the Closing;
                          (ix) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers;
                          (x) receipt of results of an environmental audit by a qualified consultant of Buyer's choice;
                          (xi) receipt of approvals of the respective Boards of Directors of Buyers of this Agreement;
                          (xii) confirmation by Buyers of the reasonableness of Seller's January 28, 1994 "Iron Ore Division Highlights" of projections of the Companies' financial results;
                          (xiii) no change or development from the date hereof to Closing in regard to (1) the business of the Companies, or
                 (2) the leaseholds with the Mesabi Trust which, in either case, would have a Material Adverse Effect; and
The Buyers may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.
                 (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
                          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;
                          (ii) the Buyers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;
                          (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment,





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
                 order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
                          (iv) the Buyers shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;
                          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties and the Companies shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a) (ii), Section 3 (b) (ii), and Section 4(c) above;
                          (vi) the seller shall have received from counsel to the Buyers an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller, and dated as of the Closing Date;
                          (vii) Buyers shall have complied with their covenants set forth in Section 5(k);
                          (viii) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller. Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.
         7.      REMEDIES FOR BREACHES OF THIS AGREEMENT.
                 (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 - REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES, and any related representations and warranties contained in any other agreement or certificate delivered pursuant to this Agreement, shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter except that the representations set forth in Section 4(t) hereof shall continue in full force and effect for a period of thirty-six (36) months thereafter. The representations and warranties contained in Sections 3(a) and 3(b), Seller's covenants set forth in Sections 5(g),
         (h) and (i) and the indemnities set forth in this Section 7 shall survive indefinitely or for such shorter period as is specified therein or herein. Any claim by a Party hereunder for a breach of a representation, warranty, covenant, or agreement, or for indemnification with respect thereto shall be preserved despite the subsequent occurrence of the termination of the applicable survival period herein; provided, however, that written notice of such claim is given in accordance with this Agreement at the time of or prior to the termination of such survival period and such claim is resolved or an action or other proceeding is brought to enforce such claim within six
         (6) months following the termination of such survival period.
                 (b)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYERS.
                          (i) In the event Seller breaches any of its representations, warranties, and covenants contained herein (other than representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 7(a) above, provided that the Buyers make a written claim for indemnification against Seller within the period specified in Section 7(a), then Seller agrees to indemnify the Buyers from and against the entirety of any

                 Adverse Consequences the Buyers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
                          (ii) In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its representations and warranties in
                 Section 3(a) above, and, if there is an applicable survival period pursuant to Section 7(a) above, provided that the Buyers make a written claim for indemnification against the Seller within such survival period, then the Seller agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyers may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.
                          (iii) Seller agrees to indemnify Buyers and the Companies from and against the entirety of any Adverse Consequences Buyers or the Companies may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of either of the Companies for Taxes relating to periods up to and including the Closing Date.
                 (c)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.
                          (i) In the event Buyers breach any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
                 Section 7(a) above, provided that Seller makes a written claim for





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
                 indemnification against Buyers within such survival period, then each of the Buyers agree, jointly and severally, to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).
                          (ii) Buyers' agree, jointly and severally, to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Companies under any Environmental Laws which results from, arises out of, is related to or caused by actions taken by the Companies or the failure to act by the Companies, from and after the Closing Date.
                          (iii) Buyers agree, jointly and severally to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of either of the Companies for all Taxes relating to periods from and after the Closing Date.
                          (iv) Buyers agree, jointly and severally, to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Seller for all workers compensation claims (i) which are based upon occurrences after the Closing Date or (ii) which are based upon occurrences prior to the Closing Date the Liabilities for which claims are assumed by Buyers pursuant to
                 Section 5(n) hereof.

                 (d)      MATTERS INVOLVING THIRD PARTIES.
                          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party,") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
                          (ii) An Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is





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
                 not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
                          (iii)   So long as the Indemnifying Party is
                 conducting the defense of the Third Party Claim in accordance with Section 7(d) (ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
                 (e) DETERMINATION OF ADVERSE CONSEQUENCES. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.
                 (f) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The obligations of Seller pursuant to this Section 7 shall be subject to and limited by each of the following qualifications:
                          (i) Seller's indemnity obligations hereunder shall not apply where Buyers or any of the Companies would otherwise be covered for the same loss under insurance policies of the Buyers, either of the Companies or an Affiliate of any of the foregoing in the absence of any indemnity hereunder;
                          (ii) Seller shall have no liability under this Agreement or otherwise for or on account of Adverse Consequences under Section 7(b) or 7(d), unless and until all such damages in the aggregate exceed $1,000,000, in which case Seller shall have liability only to the extent of the excess of the aggregate of such claims over the initial $1,000,000 up to a maximum of $11,000,000 of such claims.
         8.      MISCELLANEOUS.
                 (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyers and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).
                 (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
                 (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to matters coming within the scope of the provisions of this Agreement and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                 (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyers and Seller; provided, however, that Buyers may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in any or all of which cases the Buyers nonetheless shall remain jointly and severally responsible for the performance of all of their obligations hereunder.
                 (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
                 (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
                 (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
                          If to the Seller:        Cyprus Amax Minerals Company
                                                   9100 East Mineral Circle
                                                   Englewood, Colorado  80112
                                                   Attn:  Secretary

                          If to the Buyers:        Cleveland-Cliffs Inc

                                               1100 Superior Avenue
                                               Cleveland, Ohio  44114
                                               Attn:    Secretary

                                               Cliffs Minnesota Minerals Company
                                               1100 Superior Avenue
                                               Cleveland, Ohio  44114
                                               Attn:    Secretary


                 Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
                 (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule ( whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
                 (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior

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         or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
                 (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
                 (k) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Companies have not borne or will bear any of Seller's costs and expenses, including any of its legal fees and expenses, in connection with this Agreement or any of the transactions contemplated hereby.
                 (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein, shall have independent significance.
         If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
                 (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
         9. SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.
         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.
                                         CLEVELAND-CLIFFS INC



                                         By:  /s/ J. S. Brinzo
                                            --------------------------------
                                         Title:  Senior Executive - Finance
                                               -----------------------------

                                         CLIFFS MINNESOTA MINERALS COMPANY


                                         By:  /s/ J. S. Brinzo
                                            --------------------------------
                                         Title:  Executive Vice President
                                               -----------------------------

                                     CYPRUS AMAX MINERALS COMPANY



                                     By:  /s/ Richard D. Mills
                                        -----------------------------------
                                     Title:  Director Business Development
                                           --------------------------------



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